Exhibit 99.1

GeoMet Announces Stockholder Authorization of Asset Sale

Houston, Texas — May 6, 2014 - GeoMet, Inc. (OTCQB: GMET; NASDAQ: GMETP) (the “Company”) announced that, at the special meeting of stockholders held on May 5, 2014 (the “Special Meeting”),  the necessary stockholder votes were received to authorize the sale of substantially all of the Company’s coalbed methane interests and other assets located in the Appalachian Basin in McDowell, Harrison, Wyoming, Raleigh, Barbour and Taylor Counties, West Virginia and Buchanan County, Virginia (the “Asset Sale”) to ARP Mountaineer Productions, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Atlas Resource Partners, L.P., a Delaware limited partnership (NYSE: ARP).

The Asset Sale was authorized at the Special Meeting by the holders of 94.9% of the outstanding shares of our Series A Convertible Redeemable Preferred Stock (the “Preferred Stock) and by the holders of 74.4% of the Preferred Stock (on an as-converted basis) voting together with the holders of our common stock (the “Common Stock “) as a single class. While a separate vote of the holders of the Common Stock voting as a class was not required to authorize the Asset Sale, 51.1% of the holders of the Common Stock voted to authorize the transaction.

The Asset Sale is currently scheduled to close in May 2014, however, the closing is subject to numerous conditions that are beyond our control so there can be no assurance that closing will occur in May 2014 or at all.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties is the possibility that the Asset Sale is not completed when expected or does not close at all. Careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

For more information please contact Tony Oviedo, Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller, at (713) 287-2262 or toviedo@geometcbm.com.